EXHIBIT 5.1

Troy & Gould Professional Corporation

1801 Century Park East, 16th Floor

Los Angeles, California 90067

February 4, 2005

Duska Therapeutics, Inc.

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Duska Therapeutics, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus made part of the Registration Statement (the “Prospectus”), covering the offering for resale of up to 9,145,658 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), comprised of 3,542,660 shares (the “Issued Shares”) of Common Stock which are issued and outstanding and 5,602,998 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We neither express nor imply any opinion as to the laws of any other jurisdiction other than the internal laws of the State of California and the State of Nevada, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, and in reliance thereon, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Please be advised that this firm owns 33,918 shares of Common Stock and options and warrants to purchase an additional 267,918 shares of Common Stock. In addition, certain employees or affiliates of this firm collectively own 3,735,766 shares of Common Stock and options to purchase an additional 582,000 shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROY & GOULD PROFESSIONAL CORPORATION